EXHIBIT 99.1

Lightwave Logic Polymer Materials Results Noted at AngelTech Live II Summit

ENGLEWOOD, Colo., Nov. 2, 2020 /PRNewswire/ -- Lightwave Logic, Inc. (OTCQB: LWLG), a technology platform company leveraging its proprietary electro-optic polymers to transmit data at higher speeds with less power, today announced that Michael Lebby, Chief Executive Officer of Lightwave Logic presented at the AngelTech Virtual Live II Summit, an event connecting the compound semiconductor and photonic integrated circuit industries.

During Dr. Lebby's virtual presentation he discussed optical devices and gave an update on polymer material stability testing results during the event. In particular, Dr. Lebby discussed further results for electro-optic efficiency for the company's materials that operate both at 1550nm as well as 1310nm. Dr. Lebby showed test materials results for electro-optic efficiency to 4000hrs, improvement in sensitivity to oxygen as part of a broadband exposure test, and stability for polymers exposed to 1310nm light at 100mW.

Dr. Lebby's presentation can be found at the company website (www.lightwavelogic.com).

About Lightwave Logic, Inc.

Lightwave Logic, Inc. (OTCQB: LWLG) is developing a platform leveraging its proprietary engineered electro-optic (EO) polymers to transmit data at higher speeds with less power. The Company's high-activity and high-stability organic polymers allow Lightwave Logic to create next-generation photonic EO devices, which convert data from electrical signals into optical signals, for applications in data communications and telecommunications markets. For more information, please visit the Company's website at www.lightwavelogic.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A "Risk Factors" in our most recent Form 10-K and Form 10-Q; other risks to which our Company is subject; other factors beyond the Company's control.

Investor Relations Contact:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
949-385-6449
LWLG@mzgroup.us
www.mzgroup.us